                                                                    EXHIBIT 4.2




                 This Warrant and any shares of Common issuable upon the exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, and may not be transferred unless registered under said Act or an exemption therefrom is available.


                       NANOPHASE TECHNOLOGIES CORPORATION
                            an Illinois corporation


Warrant No. W-___                        Original Issue Date:  February 8, 1993


                 FOR VALUE RECEIVED, __________________________________, or its
assigns, is entitled to purchase from NANOPHASE TECHNOLOGIES CORPORATION, an Illinois corporation (the "Company"), during the period specified in this Warrant, an aggregate of ____________ fully paid and nonassessable shares (subject to adjustment as hereinafter provided) of Common Stock, no par value ("Common), of the Company at the purchase price per share provided in Section
1.2 of this Warrant (the "Warrant Exercise Price"), all subject to the terms and conditions set forth in this Warrant.

                 This Warrant is one of the Warrants referred to and issued pursuant to the terms of that certain Series C Preferred Stock and Warrant Purchase Agreement dated as of February 8, 1993, among the Company and the purchasers referred to therein (the "Purchase Agreement"), pursuant to which the purchasers purchased from the Company shares of the Company's Series C Preferred Stock, no par value (the "Series C Preferred").

                 Except as otherwise specifically defined in this Warrant, each capitalized term used in this Warrant shall have the meaning ascribed to such term in the Purchase Agreement.

                 Section 1.  Period for Exercise and Exercise Price.

                 1.1 Period for Exercise. The right to purchase shares of Common represented by this Warrant shall accrue on the date of issuance hereof (the "Accrual Date"), and shall expire at 5:00 P.M., Chicago local time, on February 8, 2003 (the "Expiration Date"); provided, however, that if, on the date which would otherwise be the Expiration Date, the Company is then required to effect, or is then in the process of effecting, a registration under the Securities Act in which shares of Common are entitled to be included, then the Expiration Date shall be the 366th day following the day on which such registration shall have become effective. From and after the Expiration Date this Warrant shall be null and void and of no further force or effect.

                 1.2 Warrant Exercise Price. The Warrant Exercise Price shall be $.65 per share (subject to adjustment as hereinafter provided).

                 Section 2. Exercise of Warrant.

                 2.1 Manner of Exercise. The holder hereof may exercise this Warrant, in whole but not in part, on or after the Accrual Date but not later than the Expiration Date, during normal business hours on any business day by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a subscription in substantially the form annexed hereto duly executed by such holder and by payment of the Warrant Exercise Price for the number of shares of Common for which this Warrant is then exercisable, either (i) in immediately available funds, or (ii) by delivery of instrument(s) evidencing indebtedness owing by the Company to the holder in the appropriate amount (including, without limitation, accrued but unpaid interest with respect to such indebtedness), or (iii) in a combination of (i) or (ii) above, at the option of the holder hereof. If the holder delivers a debt instrument representing the right to receive payment in an amount greater than the applicable Warrant Exercise Price, then the Company shall issue a replacement debt instrument in identical form to the instrument tendered after deducting the amount of the Warrant Exercise Price (exclusive of the amount of such price that is paid with accrued but unpaid interest, which shall be the first amount applied to the Warrant Exercise Price) from the principal amount of the debt instrument.

                 2.2 Alternate Manner of Exercise. In lieu of payment to the Company as set forth in Section 3 hereof, the holder of this Warrant may convert this Warrant (such right as set forth in this Section 2.2 referred to as the "Conversion Right"), in whole or in part, into the number of shares of Common (less the number of shares of Common which have been previously exercised pursuant to this Warrant or as to which the Conversion Right has been previously exercised) calculated pursuant to the following formula by surrendering this Warrant (together with the subscription referenced in Section
2.1 above) during normal business hours on any business day at the principal office of the Company specifying the number of shares of Common the rights to purchase which the holder desires to convert:

                                                   Y (A-B)
                                                   -------
                                           X=         A

                 where:                    X=      the number of shares of
                                                   Common to be issued to the
                                                   holder;





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
                                 Y=      the number of shares of Common subject
                                         to this warrant for which the
                                         Conversion Right is being exercised;
                                 A=      the fair market value of one share of
                                         Common; and
                                 B=      the Warrant Exercise Price.

         As used in this Section 2.2, the fair market value of a share of Common shall mean the amount determined in good faith by the Board as of the last day of the quarter ending immediately prior to the date of exercise by a holder of its rights under this Section 2.2; provided, that if the Common is listed or admitted to trading on a national securities exchange or automated quotation system in the United States, then the fair market value of such share shall be the average of the high and low quotations at which shares of Common have been sold on such exchange or quotation system on the date of exercise by the holder of its rights under this Section 2.2, or, if shares of Common are not traded on such date, or such exchange or quotation system are not open for business on such date, then the fair market value shall be determined on the closest date preceding such date on which such exchange or system shall have been open for business and shares of Common shall have traded.

                 2.3 When Exercise Effective. Each exercise of this Warrant shall be deemed to have been effected on the day on which all requirements of
Section 2.1 or 2.2 shall have been met with respect to such exercise. At such time the person in whose name any certificate for shares of Common shall be issuable upon such exercise shall be deemed for all corporate purposes to have become the holder of record of such shares, regardless of the actual delivery of certificates evidencing such shares.

                 2.4 Delivery of Stock Certificates. As soon as practicable after each exercise of this Warrant, and in any event no later than ten (10) days after such exercise, the Company at its expense will cause to be issued in the name of and delivered to the holder hereof or as such holder may direct, a certificate or certificates for the number of shares of Common to which such holder shall be entitled upon such exercise.

                 2.5 Notice of Public Offering. The Company will promptly give written notice to the holder hereof if the Company becomes required to effect, or is then in the process of effecting, a registration of any of its securities under the Securities Act.

                 Section 3.  Adjustment of Purchase Price and Number of Shares.





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
                 3.1 Subdivision or Combination of Shares. If the Company at any time effects a subdivision or combination of the outstanding Common, the Warrant Exercise Price shall be decreased, in the case of a subdivision, or increased, in the case of a combination, in the same proportions as the Common is subdivided or combined, in each case effective automatically upon, and simultaneously with, the effectiveness of the subdivision or combination which gives rise to the adjustment.

                 3.2 Stock Dividends. If the Company at any time pays a dividend, or makes any other distribution, to holders of Common payable in shares of Common, or fixes a record date for the determination of holders of Common entitled to receive a dividend or other distribution payable in shares of Common, the Warrant Exercise Price shall be decreased by multiplying it by a fraction:

                 (y) the numerator of which shall be the total number of shares of Common outstanding immediately prior to such dividend or distribution, and

                 (z) the denominator of which shall be the total number of shares of Common outstanding immediately after such dividend or distribution (plus, if the Company paid cash instead of fractional shares otherwise issuable in such dividend or distribution, the number of additional shares which would have been outstanding had the Company issued fractional shares instead of cash), in each case effective automatically as of the date the Company shall take a record of the holders of its Common for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution).

                 3.3 Reclassification, Consolidation or Merger. If at any time, as a result of:

                          (a) a capital reorganization or reclassification (other than a subdivision, combination or dividend which gives rise to adjustment of the Warrant Exercise Price pursuant to Sections 3.1 or
         3.2 above); or

                          (b) a merger or consolidation of the Company with another corporation (whether or not the Company is the surviving corporation);

the Common issuable upon the exercise of this Warrant shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of this Warrant) so that:

                          (y) the holder of this Warrant shall thereafter be entitled to receive, upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property which such holder would have received at the time of such capital reorganization, reclassification, merger or consolidation, if such holder had exercised its right under this Warrant to purchase Common immediately prior to such capital reorganization, reclassification, merger or consolidation, and

                          (z) this Warrant shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 3.

No consolidation or merger in which the Company is not the surviving corporation shall be consummated unless the surviving corporation shall agree, in writing, to the provisions of this Section 3.3. The provision of this
Section 3.3 shall similarly apply to successive capital reorganizations, reclassifications, mergers, and consolidations.

                 3.4 Ratchet. (a) For purposes of this Section 3.4, "Additional Shares of Common" means all shares of Common issued by the Company after the consummation of the transactions contemplated by the "Purchase Agreement" (as defined in Section 3.7 below), whether or not subsequently reacquired or retired by the Company, other than:

                          (1) shares of Common issued in transactions giving
                 rise to adjustments under Sections 3.1 through 3.3 above;

                          (2) shares of Common issued upon conversion of shares
                 of Preferred;

                          (3) up to 500,000 shares of Common which may be
                 issued in the discretion of the Board to employees or directors of, or consultants or advisors to, the Company or any wholly-owned subsidiary of the Company, and options for the purchase of such shares; and

                          (4) shares of Common issued upon exercise of this
                 Warrant.





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
                 (b) Except as otherwise provided in Section 3.5 below, if at any time the Company issues or is deemed to issue Additional Shares of Common for a consideration per share less than the Warrant Exercise Price in effect at such issuance or deemed issuance, then the Warrant Exercise Price shall be reduced to a price per share equal to the consideration per share, if any, for which such Additional Shares of Common are issued or deemed to be issued.

                 3.5  Convertible Securities.      (a)  "Convertible
Securities" means all rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common or other Convertible Securities, whenever and each time issued.

                 (b) The "Effective Price" with respect to any Convertible Securities means the result of dividing:

                          (y) the sum of (a) the total consideration, if any, received by the Company for the issuance of such Convertible Securities, plus (b) the minimum consideration, if any, payable to the Company upon exercise or conversion of such Convertible Securities, plus (c) the minimum consideration, if any, payable to the Company upon exercise or conversion of any Convertible Securities issuable upon exercise or conversion of such Convertible Securities, by

                          (z) the maximum number of Additional Shares of Common
                 issuable upon exercise or conversion of such Convertible Securities or of any Convertible Securities issuable upon exercise or conversion of such Convertible Securities.

                 (c) If at any time the Company issues a Convertible Security with respect to which the Effective Price is less than the Warrant Exercise Price in effect at such issuance, then the Warrant Exercise Price shall be reduced to a price per share equal to the Effective Price with respect to such Convertible Security, effective automatically as of the effectiveness of the issuance of such Convertible Security.

                 (d) If an adjustment has been made under this Section 3.5 as a consequence of any issuance of a Convertible Security, then no further adjustment shall be made under this Section 3.5 upon the actual issuance of Additional Shares of Common upon the exercise or conversion of such Convertible Securities, or upon the issuance of Convertible Securities issuable upon exercise or conversion of the original Convertible Security.





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
                 (e) If an adjustment has been made under this Section 3.5 as a consequence of any issuance of any Convertible Security and the conversion rights, options or privileges represented by such Convertible Security (or by any Convertible Security issued upon exercise or conversion of the original Convertible Security) shall expire without having been exercised, the Warrant Exercise Price shall be re-adjusted, effective upon such expiration, to eliminate the effect of the adjustments previously made as a result of the issuance of the conversion rights, options or privileges which shall have expired (without affecting shares of Common already issued upon the exercise of any Warrants already exercised, and without affecting any other adjustments made under this Section 3).

                 3.6 Valuation of Consideration. For purposes of the operation of Sections 3.4 and 3.5 above, respectively, the consideration received by the Company for any issue or sale of securities shall:

                 (1) to the extent it consists of cash, be computed as the aggregate amount of cash received by the Company;

                 (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and

                 (3) to the extent Additional Shares of Common or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be such portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common or Convertible Securities.

                 3.7 Special Action Affecting Warrant. If (1) a holder of this Warrant is entitled to exercise the "Right Of First Refusal" set forth in
Section 6 of the Shareholders' Agreement dated November 21, 1991, as amended, with respect to the issuance of "New Securities" (as defined in said Shareholders' Agreement) by the Corporation at a price per share which is less than the Conversion Price then in effect for such holder's Series C Preferred (the "Equity Financing"), (2) the Corporation has complied with its obligations under the Right of First Refusal with respect to such Equity Financing (each such Equity Financing being referred to in this Section 3.7 as a "Mandatory Offering"), and (c) such holder (a "Non-Participating Holder") does not exercise such holder's Right of First Refusal to acquire at least his "Pro Rata Share" (as defined in said Shareholders' Agreement) offered in such Mandatory Offering, then the provisions of Section 3.4 and 3.5 above shall not, as applicable, be effective





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
with respect to such Equity Financing, and no adjustment shall be made to the Warrant Exercise Price or the number of shares of Common purchasable hereunder in connection with such Equity Financing; provided, however, that if pursuant to the request of the Corporation the holders of the Right of First Refusal are requested to purchase on a pro rata basis less than their Pro Rata Share in connection with a particular Equity Financing, the Pro Rata Share of each holder of the Right of First Refusal shall for purposes of the application of this subsection (a) be deemed reduced to such lesser number as the Corporation shall have requested.

                 3.8 Liquidating Dividends, etc. If the Company, at any time while this Warrant is outstanding, shall make a distribution of its assets to the holders of its Common as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, the holder of this Warrant shall, upon exercise of the holder's rights hereunder, be entitled to receive, without payment of any consideration therefor, the assets that would have been payable to the holder as owner of that number of shares of Common of the Company receivable by a holder of Common had the holder been a holder of record of such Common on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution in accordance with the plan for such distribution.

                 3.9 Other Action Affecting Common. If at any time the Company takes any action affecting its Common, other than an action described in any of Sections 3.1 through 3.5 or 3.7 above which, in the opinion of the Board would have an adverse effect upon the rights of the holder hereof to purchase Common, the Warrant Exercise Price or the kind of securities issuable upon the exercise of this Warrant, or both, shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

                 3.10 Adjustment of Number of Shares. Upon each adjustment to the Warrant Exercise Price pursuant to any provision of this Section 3, the number of shares of Common purchasable hereunder shall be adjusted (including any fractions of such shares) by multiplying such number by a fraction, the numerator of which shall be the Warrant Exercise Price immediately prior to such adjustment and the denominator of which shall be the Warrant Exercise Price immediately thereafter.

                 3.11 Notice of Adjustment Events. Whenever the Company contemplates the occurrence of an event which would give rise to adjustments under this Section 3, the Company shall mail to the holder of this Warrant, at least 30 days prior to the record date with respect to such event or, if no record date shall be established, at least 30 days prior to such event, a notice specifying (i) the nature of the contemplated event, and (ii) the date on which any such record is to be taken for the purpose of such event, and (iii) the date on which such event is expected to become effective, and (iv) the time, if any is to be fixed, when the holders of record of Common (or other securities) shall be entitled to exchange their shares of Common (or other securities) for securities or other property deliverable in connection with such event.

                 3.12 Notice of Adjustments. Whenever the Warrant Exercise Price or the kind of securities issuable upon the exercise of this Warrant, or both, shall be adjusted pursuant to this Section 3, the Company shall make a certificate signed by its President or a Vice President and by its Chief Financial Officer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Exercise Price and the kind of securities issuable upon the exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each holder of any Warrant promptly after each adjustment.

                 Section 4. Reservation of Stock, etc. The Company covenants and agrees that it will at all times have authorized, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, the number of shares of Common from time to time issuable upon the exercise of this Warrant. The Company further covenants and agrees that this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant and all Common will upon issuance be, duly authorized, validly issued, fully paid and nonassessable.

         Section 5.  Ownership, Transfer and Substitution of Warrants.

                 5.1 Ownership of Warrants. The Company may treat the person in whose name any Warrant is registered on the register kept at the principal office of the Company as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

                 5.2 Transfer and Exchange of Warrants. Upon the surrender of any Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, and subject to the provisions of the Stockholders' Agreement, the Company at its expense will execute and deliver to or upon the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder or as such holder may direct, for such number of shares with respect to each such Warrant, the aggregate number of shares in any event not to exceed the number of shares for which the Warrant so surrendered could have been exercised.

                 Section 6. No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof any rights as a stockholder of the Company or as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company; provided, however, that this provision shall not be construed to limit the rights a holder of this Warrant may have pursuant to other agreements including, without limitation, the Purchase Agreement and the Stockholders' Agreement.

                 Section 7.  Miscellaneous.

                 7.1 Amendment and Waiver. This Warrant may be amended with, and only with, the written consent of the Company and the holder of this Warrant. Any waiver of any term, covenant, agreement or condition contained in this Warrant shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

                 7.2 Representations and Warranties to Survive Closing. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Warrant and the issuance of any Common upon the exercise hereof.

                 7.3 Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Warrant to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Warrant, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

                 7.4 Successors and Assigns. All representations, warranties, covenants and agreements of the parties contained in this Warrant or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

                 7.5 Notices. All communications in connection with this Warrant shall be in writing and shall be deemed properly given if hand delivered or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested and, if to a Warrant holder, to the address specified for such Warrant holder in the Purchase Agreement otherwise at such Warrant holder's address as shown on the books of the Company or its transfer agent, and if to the Company, at:

                 Nanophase Technologies Corporation
                 8205 S. Cass Avenue
                 Suite 105
                 Darien, IL  60561
                 Attention:  President

                 with a copy to:

                 Mr. Bruce A. Zivian
                 Fitzpatrick Law Offices
                 20 N. Wacker Drive, Suite 1849
                 Chicago, Illinois  60606

or such other addresses or persons as the recipient shall have designated to the sender by a written notice given in accordance with this Section. Any notice called for hereunder shall be deemed given when received.

                 7.6 Governing Law. The validity, meaning and effect of this Warrant shall be determined in accordance with the laws of the State of Illinois applicable to contracts between Illinois residents entered into and to be performed in Illinois.

                 7.7 Headings. The headings used herein are solely for the convenience of the parties and shall not serve to modify or interpret the text of the Sections at the beginning of which they appear.

                 7.8 Taxes. The Company covenants and agrees that it will pay when due and payable any and all federal, state and local taxes (other than income taxes) which may be payable in respect of the exercise, surrender or transfer of this Warrant pursuant to the terms of this Warrant or the issuance of any shares of Common as a result thereof.

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                              END OF WARRANT TEXT





                            ************************

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the day first above written.


                                        NANOPHASE TECHNOLOGIES CORPORATION, an
                                        Illinois corporation


                                               By:____________________________

                                                  Its ________________________

                                 EXERCISE FORM


                                                          Date:_________________

Nanophase Technologies Corporation
_________________________
_________________________

Ladies and Gentlemen:

         The undersigned, being the registered holder of your Warrant number W-______ accompanying this letter, hereby irrevocably exercises such Warrant for ____ shares of Common (as defined in said Warrant), and herewith makes payment therefor in the amount of $_________, and requests that such shares of Common be issued in the name of, and delivered to (the undersigned) (________________), at the address shown below the signature line hereof.


                       Name of Registered Warrant Holder


                     Signature of Registered Warrant Holder

                      ====================================

                      ====================================

                      ====================================
                                   Address